Exhibit 99.1

JOINT FILING AGREEMENT

        In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of this Schedule 13G, including amendments thereto, with respect to the shares of common stock of Financial Institutions and further agrees that this Joint Filing Agreement be filed with the Securities and Exchange Commission as an exhibit to such filing; provided, however, that no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing unless such person knows or has reason to believe such information is inaccurate (as provided in Rule 13d-1(k)(1)(ii)). This Joint Filing Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the persons named below have executed this Joint Filing Agreement as of the dates set forth below.

Signature

        After reasonable inquiry and to the best of my knowledge and belief I certify that the information set forth in this statement is true, complete and correct.

Estate of Donald G. Humphrey
Dated: June 30, 2002
By:/s/David G. Humphrey David G. Humphrey Co-Personal Representative
Estate of Donald G. Humphrey
Dated: June 21, 2002
By:/s/Gail C. Humphrey Gail C. Humphrey Co-Personal Representative
/s/Gail C. Humphrey
Dated: June 21, 2002	Gail C. Humphrey as Personal Representative of the Estate of Donald G. Humphrey
s/sDavid G. Humphrey
Dated: June 30, 2002	David G. Humphrey as Personal Representative of the Estate of Donald G. Humphrey